Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full Year 2017; Sets Outlook for Full Year 2018

  4Q17 revenue of $1.2 billion up 24% from 4Q16; FY 2017 revenue of $4.2 billion up 17% from FY 2016
  4Q17 diluted EPS of $0.13, including a charge of approximately $245 million primarily due to U.S. tax reform, up from a per share loss of $2.25 in 4Q16; FY 2017 diluted EPS of $5.15 up from $1.36 in FY 2016
  4Q17 adjusted diluted EPS of $1.51 up 20% from 4Q16; FY 2017 adjusted diluted EPS of $6.07 up 23% from FY 20161
  Projected FY 2018 diluted EPS of $7.20 to $7.40; adjusted diluted EPS of $7.65 to $7.85

NEW YORK--(BUSINESS WIRE)--February 9, 2018--Moody’s Corporation (NYSE:MCO) today announced results for the fourth quarter and full year 2017, as well as provided its outlook for 2018.

“Moody’s achieved record revenue in 2017 due to strength in both the Moody’s Investors Service and Moody’s Analytics businesses, as well as contribution from the acquisition of Bureau van Dijk,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “We expect another solid year in 2018 as robust economic activity continues across most markets and our recent investments in products, services and businesses enhance our growth. We project revenue for 2018 to increase in the low-double-digit percent range and, including an approximate $0.65 benefit from U.S. tax reform, to have diluted EPS of $7.20 to $7.40 and adjusted diluted EPS of $7.65 to $7.85.”

FOURTH QUARTER 2017 HIGHLIGHTS

Moody’s Corporation reported record revenue of $1.2 billion for the three months ended December 31, 2017, up 24% from $942.1 million from the same period in 2016.

Operating expenses totaled $702.7 million, down from $1.4 billion in the prior-year period. Operating expenses in the fourth quarter of 2016 included an $863.8 million charge related to a settlement with the U.S. Department of Justice and the attorneys general of 21 U.S. states and the District of Columbia (the “Settlement Charge”). Excluding the Settlement Charge, operating expenses were up 27% from the prior-year period, including 12 percentage points attributable to Bureau van Dijk operating expenses, amortization of acquired intangible assets as well as non-recurring acquisition and integration expenses associated with the Bureau van Dijk acquisition (“Acquisition-Related Expenses”).

Operating income was $462.8 million, up from the fourth quarter 2016 operating loss of $473.1 million. Adjusted operating income was $518.5 million, up 22% from the prior-year period. Fourth quarter 2017 adjusted operating income excludes depreciation and amortization, as well as Acquisition-Related Expenses. Fourth quarter 2016 adjusted operating income excludes depreciation and amortization and the Settlement Charge. Operating margin for the fourth quarter was 39.7% and the adjusted operating margin was 44.5%.

Diluted EPS of $0.13 was up from a loss per share of $2.25 in the fourth quarter of 2016. Adjusted diluted EPS of $1.51 was up 20%. Fourth quarter 2017 adjusted diluted EPS excludes $1.26 due to the impacts of tax reform in the U.S. and Europe. Additional adjustments include amortization of acquired intangible assets and Acquisition-Related Expenses. Fourth quarter 2016 adjusted diluted EPS primarily excludes the impacts of the Settlement Charge and a gain on the liquidation of a subsidiary. Both fourth quarter 2017 diluted EPS and adjusted diluted EPS include a $0.02 per share tax benefit related to the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.”

MCO FOURTH QUARTER 2017 REVENUE UP 24%

Moody’s Corporation reported record revenue of $1.2 billion for the fourth quarter of 2017, up 24% from the fourth quarter of 2016.

U.S. revenue was $614.4 million, up 15%, and non-U.S. revenue was $551.1 million, up 35%. Revenue generated outside the U.S. constituted 47% of total revenue, up from 43% in the prior-year period. Foreign currency translation favorably impacted Moody’s revenue by 3%.

MIS Fourth Quarter Revenue Up 19%

Revenue for Moody’s Investors Service (MIS) for the fourth quarter of 2017 was $724.7 million, up 19% from the prior-year period. U.S. revenue was $440.2 million, up 17%, while non-U.S. revenue was $284.5 million, up 23%. Foreign currency translation favorably impacted MIS revenue by 3%.

Corporate finance revenue was $333.9 million, up 20% from the prior-year period. This result reflected strong issuance activity in U.S. investment grade and speculative grade bonds, EMEA speculative grade bonds and bank loans and Asian investment grade bonds. U.S. and non-U.S. corporate finance revenues were up 16% and 28%, respectively.

Structured finance revenue was $147.8 million, up 13% from the prior-year period. This result reflected strong contribution from CLOs in both the U.S. and Europe, as well as an increase in rated U.S. REIT transactions. U.S. and non-U.S. structured finance revenues were up 17% and 5%, respectively.

Financial institutions revenue was $119.0 million, up 34% from the prior-year period. This result was driven primarily by an increase in banking issuance from infrequent issuers. U.S. and non-U.S. financial institutions revenues were up 36% and 33%, respectively.

Public, project and infrastructure finance revenue was $119.3 million, up 16% from the prior-year period. This result reflected increased U.S. public finance issuance as municipal borrowers accelerated financings ahead of anticipated changes in U.S. tax legislation, as well as strength from infrastructure finance. U.S. and non-U.S. public, project and infrastructure finance revenues were up 14% and 18%, respectively.

MA Fourth Quarter Revenue Up 32%

Revenue for Moody’s Analytics (MA) for the fourth quarter of 2017 was $440.8 million, up 32% from the prior-year period. U.S. revenue was $174.2 million, up 10%, while non-U.S. revenue was $266.6 million, up 51%. Foreign currency translation favorably impacted MA revenue by 3%. Organic MA revenue for the fourth quarter of 2017 was $378.6 million, up 13% from the prior-year period.

Research, data and analytics (RD&A) revenue was $258.0 million, up 55% from the prior-year period. U.S. RD&A revenue was up 18% and non-U.S. RD&A revenue more than doubled. Bureau van Dijk’s revenue contribution of $62 million included a $22 million reduction as a result of a deferred revenue adjustment required under acquisition accounting rules. Organic RD&A revenue was $195.8 million, up 17%, driven by broad strength in all product lines.

Enterprise risk solutions (ERS) revenue was $142.8 million, up 10% from the prior-year period primarily driven by demand for products that enable the adoption of the International Financial Reporting Standard, or IFRS, 9 accounting requirement, as well as strong performance in the insurance product line. U.S. ERS revenue was down 5%, while non-U.S. revenue was up 18%.

Professional services revenue was $40.0 million, up 7% from the prior-year period. U.S. and non-U.S. professional services revenues were up 6% and 8%, respectively.

FOURTH QUARTER 2017 OPERATING EXPENSES

Fourth quarter 2017 operating expenses for Moody’s Corporation totaled $702.7 million, down from $1.4 billion in the prior-year period, which included the Settlement Charge. Excluding the Settlement Charge, operating expenses were up 27% from the prior-year period. Twelve percentage points of this increase were attributable to Bureau van Dijk operating expenses, amortization of acquired intangible assets and Acquisition-Related Expenses. Other drivers of expense growth included additional compensation expense for merit increases and hiring, as well as increased performance-based incentive compensation. Foreign currency translation unfavorably impacted operating expenses by 1%.

Operating income was $462.8 million, up from the fourth quarter 2016 operating loss of $473.1 million. Adjusted operating income of $518.5 million was up 22% from the prior-year period. Foreign currency translation favorably impacted adjusted operating income by 3%. Moody’s operating margin was 39.7% and the adjusted operating margin was 44.5%.

MCO FULL YEAR 2017 REVENUE UP 17%

Moody’s Corporation reported record revenue of $4.2 billion for full year 2017, up 17% from 2016. U.S. revenue was $2.3 billion, up 12%, while non-U.S. revenue was $1.9 billion, up 24% from the prior year. Foreign currency translation favorably impacted Moody’s revenue by 1%.

MIS Full Year Revenue Up 17%

MIS revenue totaled $2.8 billion for full year 2017, up 17% from the prior year. U.S. revenue was $1.7 billion, up 13%, while non-U.S. revenue was $1.1 billion, up 23%. Non-U.S. revenue represented 39% of MIS revenue, up from 37% in 2016. Foreign currency translation favorably impacted MIS revenue by 1%.

MA Full Year Revenue Up 16%

MA revenue totaled $1.4 billion for full year 2017, up 16% from the prior year. U.S. revenue of $645.6 million increased 7%. Non-U.S. revenue was $784.7 million, up 25%, and represented 55% of MA revenue, up from 51% in 2016. Foreign currency translation favorably impacted MA revenue by 1%. Organic MA revenue was $1.3 billion, up 8% from the prior year.

FULL YEAR 2017 OPERATING EXPENSES

Full year 2017 operating expenses for Moody’s Corporation totaled $2.4 billion, down 19% from $3.0 billion in the prior year, which included the $863.8 million Settlement Charge. Excluding the Settlement Charge and a restructuring charge in 2016, operating expenses were up 15% from the prior year. Five percentage points of this increase were attributable to Bureau van Dijk operating expenses, amortization of acquired intangible assets and Acquisition-Related Expenses. Other drivers of expense growth included increased performance-based incentive compensation, as well as compensation expense for merit increases and hiring. There was no material impact from foreign currency translation.

Operating income was $1.8 billion, up from $638.7 million in 2016, which included the fourth quarter 2016 Settlement Charge. Adjusted operating income of $2.0 billion increased 21% from the prior year. Foreign currency translation favorably impacted adjusted operating income by 2%. Full year 2017 adjusted operating income excludes depreciation and amortization, as well as Acquisition-Related Expenses. Full year 2016 adjusted operating income excludes depreciation and amortization, the Settlement Charge and a restructuring charge. Moody’s operating margin was 43.0%, up from 17.7%, and adjusted operating margin was 47.3%, up from 45.5% in the prior year.

The effective tax rate for full year 2017 was 43.6%, which included a net charge in the fourth quarter related to the impacts of tax reform in the U.S. and Europe. The effective tax rate was down from 50.6% in full year 2016, which included the non-deductible portion of the Settlement Charge. Excluding the net charge in 2017, the effective tax rate was 29.9%. Excluding the Settlement Charge in 2016, the effective tax rate was 31.3%.

Full year 2017 diluted EPS of $5.15 was up from $1.36 in 2016. Adjusted diluted EPS of $6.07 was up 23% from $4.94 in 2016. Full year 2017 adjusted diluted EPS excludes the impacts of tax reform in the U.S. and Europe, a foreign currency hedge gain, a non-cash, non-taxable gain from a strategic realignment and expansion involving Moody’s Chinese affiliate China Cheng Xin International Credit Rating Co. Ltd. (the “CCXI Gain”), amortization of acquired intangible assets and Acquisition-Related Expenses. Full year 2016 adjusted diluted EPS primarily excludes the impacts of the Settlement Charge and a gain on the liquidation of a subsidiary. Both 2017 diluted EPS and adjusted diluted EPS include a $0.20 per share tax benefit related to the adoption of the new accounting standard for equity compensation.

2017 CAPITAL ALLOCATION AND LIQUIDITY

Approximately $500 Million Returned to Shareholders in 2017

During the fourth quarter of 2017, Moody’s repurchased 0.2 million shares at a total cost of $36.1 million, or an average cost of $146.85 per share, and issued 0.1 million shares as part of its employee stock-based compensation plans. Moody’s returned $72.6 million to its shareholders via dividend payments during the fourth quarter of 2017.

For full year 2017, Moody’s repurchased 1.6 million shares at a total cost of $199.7 million, or an average cost of $121.21 per share, and issued a net 1.9 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes. Moody’s returned $290.4 million to its shareholders via dividend payments during 2017.

Outstanding shares as of December 31, 2017 totaled 191.0 million, approximately flat to December 31, 2016. As of December 31, 2017, Moody’s had $0.5 billion of share repurchase authority remaining.

At year-end, Moody’s had $5.5 billion of outstanding debt and $870 million of additional borrowing capacity under its revolving credit facility. Total cash, cash equivalents and short-term investments at year-end were $1.2 billion, down $1.0 billion from December 31, 2016 primarily due to the acquisition of Bureau van Dijk. Cash flow from operations in 2017 was $747.5 million, a decline from $1.3 billion in 2016. Free cash flow in 2017 was $656.9 million, down from $1.1 billion in 2016. These declines in cash flow were due to the Settlement Charge payment in 2017.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2018

Moody’s outlook for 2018 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at exchange rates as of January 31, 2018. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.42 to £1 and for the euro (€) of $1.25 to €1.

Moody’s expects full year 2018 revenue to increase in the low-double-digit percent range. Operating expenses are also expected to increase in the low-double-digit percent range.

Moody’s projects an operating margin of 43% to 44% and an adjusted operating margin of approximately 48%.

The effective tax rate is expected to be 22% to 23%.

Full year 2018 diluted EPS is expected to be $7.20 to $7.40. The Company expects full year 2018 adjusted diluted EPS to be $7.65 to $7.85. Both ranges include an approximate $0.65 benefit resulting from U.S. tax reform, as well as an estimated $0.20 benefit related to the tax accounting for equity compensation, in line with the benefit recognized in 2017. The majority of the latter benefit is expected to be recognized in the first quarter of 2018.

Free cash flow is expected to be approximately $1.6 billion. Moody’s expects share repurchases to be approximately $200 million, subject to available cash, market conditions and other capital allocation decisions. Capital expenditures are expected to be approximately $120 million. Depreciation and amortization is expected to be approximately $200 million.

MIS Full Year 2018 Outlook

For MIS, 2018 revenue is expected to increase in the mid-single-digit percent range. U.S. revenue is expected to increase in the low-single-digit percent range and non-U.S. revenue is expected to increase in the high-single-digit percent range.

Corporate finance revenue is expected to increase in the high-single-digit percent range. Structured finance and financial institutions revenues are each expected to increase in the mid-single-digit percent range. Public, project and infrastructure finance revenue is expected to decrease in the low-single-digit percent range.

MA Full Year 2018 Outlook

For MA, 2018 revenue is expected to increase in the mid-twenties percent range. U.S. revenue is expected to increase in the low-double-digit percent range and non-U.S. revenue is expected to increase in the mid-thirties percent range. Organic MA revenue is expected to increase in the low-double-digit percent range.

RD&A revenue is projected to increase approximately 40%. The full year 2018 revenue contribution from Bureau van Dijk will be reduced by an estimated $16 million as a result of a deferred revenue adjustment required under acquisition accounting rules. Organic RD&A revenue is expected to increase in the mid-teens percent range.

ERS revenue is expected to increase in the low-single-digit percent range.

Professional services revenue is expected to increase in the high-single-digit percent range.

CONFERENCE CALL

Moody’s will hold a conference call to discuss fourth quarter and full year 2017 results as well as its 2018 outlook on February 9, 2018, at 11:30 a.m. EST. Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial in to the call by 11:20 a.m. EST. The passcode for the call is 8257606.

The teleconference will also be webcast with an accompanying slide presentation, which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Featured Events and Presentations”. The webcast will be available until 3:30 p.m. Eastern Time on March 10, 2018.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, February 9, 2018 until 3:30 p.m. Eastern Time, March 10, 2018. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 8257606.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.2 billion in 2017, employs approximately 11,900 people worldwide and maintains a presence in 41 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements in this release are made as of the date hereof, and Moody’s disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Moody’s is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, world-wide credit market disruptions or an economic slowdown, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s referendum vote whereby the U.K. citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting world-wide credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. Other factors, risks and uncertainties relating to our acquisition of Bureau van Dijk could cause our actual results to differ, perhaps materially, from those indicated by these forward-looking statements, including risks relating to the integration of Bureau van Dijk’s operations, products and employees into Moody’s and the possibility that anticipated synergies and other benefits of the acquisition will not be realized in the amounts anticipated or will not be realized within the expected timeframe; risks that the acquisition could have an adverse effect on the business of Bureau van Dijk or its prospects, including, without limitation, on relationships with vendors, suppliers or customers; claims made, from time to time, by vendors, suppliers or customers; changes in the European or global marketplaces that have an adverse effect on the business of Bureau van Dijk. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2016, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

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1 Refer to the tables at the end of this press release for a reconciliation of all GAAP to adjusted measures mentioned throughout this press release.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2017	2016	2017	2016
Amounts in millions, except per share amounts

Revenue	$1,165.5	$942.1	$4,204.1	$3,604.2

Expenses:
Operating	342.4	265.3	1,222.8	1,026.6
Selling, general and administrative	304.6	253.2	991.4	936.4
Restructuring	-	-	-	12.0
Depreciation and amortization	49.9	32.9	158.3	126.7
Settlement Charge	-	863.8	-	863.8
Acquisition-Related Expenses	5.8	-	22.5	-
Total expenses	702.7	1,415.2	2,395.0	2,965.5

Operating income (loss)	462.8	(473.1)	1,809.1	638.7
Non-operating income (expense), net
Interest expense, net	(52.9)	(34.0)	(188.4)	(137.8)
Other non-operating income, net	(2.2)	41.6	(4.7)	57.1
CCXI Gain	-	-	59.7	-
Purchase price hedge gain	-	-	111.1	-
Total non-operating income (expense), net	(55.1)	7.6	(22.3)	(80.7)
Income before provision for income taxes	407.7	(465.5)	1,786.8	558.0
Provision for income taxes	379.2	(40.0)	779.1	282.2
Net income (loss)	28.5	(425.5)	1,007.7	275.8
Less: net income attributable to noncontrolling interests	3.0	3.1	7.1	9.2
Net income (loss) attributable to Moody's Corporation	$25.5	$(428.6)	$1,000.6	$266.6

Earnings (loss) per share attributable to Moody's common shareholders
Basic	$0.13	$(2.25)	$5.24	$1.38
Diluted	$0.13	$(2.25)	$5.15	$1.36

Weighted average number of shares outstanding
Basic	191.0	190.8	191.1	192.7
Diluted	194.4	190.8	194.2	195.4

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

Amounts in millions	2017	2016	2017	2016

Moody's Investors Service
Corporate Finance	$333.9	$277.6	$1,392.7	$1,122.3
Structured Finance	147.8	130.5	495.5	436.8
Financial Institutions	119.0	88.5	435.8	368.9
Public, Project and Infrastructure Finance	119.3	103.2	431.3	412.2
MIS Other	4.7	8.0	18.5	30.6
Intersegment royalty	29.7	26.3	111.7	100.2
Sub-total MIS	754.4	634.1	2,885.5	2,471.0
Eliminations	(29.7)	(26.3)	(111.7)	(100.2)
Total MIS revenue	724.7	607.8	2,773.8	2,370.8

Moody's Analytics
Research, Data and Analytics	258.0	166.7	832.7	667.6
Enterprise Risk Solutions	142.8	130.3	448.6	418.8
Professional Services	40.0	37.3	149.0	147.0
Intersegment revenue	4.4	3.7	16.0	13.5
Sub-total MA	445.2	338.0	1,446.3	1,246.9
Eliminations	(4.4)	(3.7)	(16.0)	(13.5)
Total MA revenue	440.8	334.3	1,430.3	1,233.4

Total Moody's Corporation revenue	$1,165.5	$942.1	$4,204.1	$3,604.2

Moody's Corporation revenue by geographic area

United States	$614.4	$533.9	$2,348.4	$2,105.5
International	551.1	408.2	1,855.7	1,498.7

	$1,165.5	$942.1	$4,204.1	$3,604.2

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2017	2016 (1)
Amounts in millions

Cash and cash equivalents	$1,071.5	$2,051.5
Short-term investments	111.8	173.4
Total current assets	2,591.6	3,253.1
Non-current assets	6,013.6	2,074.2
Total assets	8,605.2	5,327.3
Total current liabilities (1,2)	2,074.3	2,428.2
Total debt (3)	5,540.5	3,363.0
Other long-term liabilities	1,534.7	863.4
Total shareholders' (deficit)	(114.9)	(1,027.3)
Total liabilities and shareholders' (deficit)	8,605.2	5,327.3

Actual number of shares outstanding	191.0	190.7

(1) The 2016 amount includes the $863.8 million accrued Settlement Charge paid by the Company in the first quarter of 2017.
(2) The December 31, 2017 and December 31, 2016 amounts include $429.4 million and $300.0 million, respectively, of debt and commercial paper classified as a current liability as the maturities are within twelve months of the balance sheet date.
(3) Includes debt classified in both current liabilities and long-term debt.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:

Amounts in millions
	December 31, 2017
	Principal Amount	Fair Value of Interest Rate Swap (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$-	$(1.0)	$(1.2)	$497.8
4.50% 2012 Senior Notes, due 2022	500.0	(0.8)	(2.0)	(1.7)	495.5
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.8)	(2.4)	495.8
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	(2.2)	(0.2)	(1.1)	446.5
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.7)	597.6
1.75% 2015 Senior Notes, due 2027	600.4	-	-	(3.6)	596.8
2.75% 2017 Senior Notes, due 2021	500.0	-	(1.3)	(3.2)	495.5
2017 Floating Rate Senior Notes, due 2018	300.0	-	-	(0.5)	299.5
2.625% 2017 Private Placement Notes, due 2023	500.0	-	(1.1)	(3.5)	495.4
3.25% 2017 Private Placement Notes, due 2028	500.0	-	(5.2)	(3.9)	490.9
2017 Term Loan Facility, due 2020	500.0	-	-	(0.7)	499.3
Commercial Paper	130.0	-	(0.1)	-	129.9
Total debt	$5,580.4	$(3.0)	$(9.4)	$(27.5)	$5,540.5
Current portion					(429.4)
Total long-term debt					5,111.1

	December 31, 2016
	Principal Amount	Fair Value of Interest Rate Swap (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$-	$300.0
5.50% 2010 Senior Notes, due 2020	500.0	5.5	(1.3)	(1.6)	502.6
4.50% 2012 Senior Notes, due 2022	500.0	(0.2)	(2.4)	(2.1)	495.3
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.1)	(2.7)	495.2
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	0.9	(0.4)	(1.7)	448.8
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.9)	597.4
1.75% 2015 Senior Notes, due 2027	527.4	-	-	(3.7)	523.7
Total debt	$3,377.4	$6.2	$(2.9)	$(17.7)	$3,363.0
Current portion					(300.0)
Total long-term debt					$3,063.0

(1) The Company has entered into interest rate swaps on the 2010 Senior Notes, 2012 Senior Notes and the 2014 Senior Notes (5-Year).

Table 5 - Non-Operating (Expense) Income, Net

	Three Months Ended		Year Ended
	December 31,		December 31,

	2017	2016	2017	2016
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings(1)	$(50.2)	$(36.3)	$(190.1)	$(141.9)
Income	3.0	2.7	16.0	10.9
Legacy Tax	-	-	-	0.2
UTPs and other tax related liabilities	(5.9)	(0.8)	(15.3)	(7.8)
Interest capitalized	0.2	0.4	1.0	0.8
Total interest expense, net	$(52.9)	$(34.0)	$(188.4)	$(137.8)
Other non-operating (expense) income, net:
FX gain	$(4.3)	$41.0	$(16.8)	$50.1
Legacy Tax	-	-	-	1.6
Joint venture income	5.6	4.2	13.3	11.4
Other	(3.5)	(3.6)	(1.2)	(6.0)
Other non-operating (expense) income, net	(2.2)	41.6	(4.7)	57.1
CCXI Gain (2)	-	-	59.7	-
Purchase Price Hedge Gain (3)	-	-	111.1	-
Total non-operating (expense) income, net	$(55.1)	$7.6	$(22.3)	$(80.7)

(1) The increases reflect interest on the various debt instruments issued to fund the acquisition of Bureau van Dijk including approximately $6 million of fees incurred in the second quarter of 2017 on an undrawn $1.5 billion bridge loan facility. Additionally, includes interest on the $800 million in notes issued in late February 2017 to fund payment of the Settlement Charge and the repayment of $300 million of notes maturing in September 2017.
(2) Reflects the non-cash, non-taxable gain from a strategic realignment and expansion involving Moody's China affiliate, China Cheng Xin International Credit Rating Co. Ltd.
(3) Reflects a realized gain on a foreign currency collar to economically hedge the Bureau van Dijk euro-denominated purchase price.

Table 6 - Financial Information by Segment

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization, Acquisition-Related expenses, restructuring and a Settlement Charge.

	Three Months Ended December 31,
	2017				2016
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$754.4	$445.2	$(34.1)	$1,165.5	$634.1	$338.0	$(30.0)	$942.1
Operating, selling, general and administrative expense	348.0	333.1	(34.1)	647.0	285.5	263.0	(30.0)	518.5
Adjusted operating income	406.4	112.1	-	518.5	348.6	75.0	-	423.6
Depreciation and amortization	18.3	31.6	-	49.9	19.0	13.9	-	32.9
Acquisition-Related Expenses	-	5.8	-	5.8	-	-	-	-
Settlement Charge	-	-	-	-	863.8	-	-	863.8
Operating income (loss)	$388.1	$74.7	$-	$462.8	$(534.2)	$61.1	$-	$(473.1)
Adjusted operating margin	53.9%	25.2%		44.5%	55.0%	22.2%		45.0%
Operating margin	51.4%	16.8%		39.7%	(84.2%)	18.1%		(50.2%)

	Year Ended December 31,
	2017				2016
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$2,885.5	$1,446.3	$(127.7)	$4,204.1	$2,471.0	$1,246.9	$(113.7)	$3,604.2
Operating, selling, general and administrative expense	1,246.9	1,095.0	(127.7)	2,214.2	1,115.6	961.1	(113.7)	1,963.0
Adjusted operating income	1,638.6	351.3	-	1,989.9	1,355.4	285.8	-	1,641.2
Depreciation and amortization	74.7	83.6	-	158.3	73.8	52.9	-	126.7
Restructuring	-	-	-	-	10.2	1.8	-	12.0
Acquisition-Related Expenses	-	22.5	-	22.5	-	-	-	-
Settlement Charge	-	-	-	-	863.8	-	-	863.8
Operating income	$1,563.9	$245.2	$-	$1,809.1	$407.6	$231.1	$-	$638.7
Adjusted operating margin	56.8%	24.3%		47.3%	54.9%	22.9%		45.5%
Operating margin	54.2%	17.0%		43.0%	16.5%	18.5%		17.7%

Table 7 - Transaction and Relationship Revenue

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and outsourced research and analytical engagements.

	Three Months Ended December 31,
Amounts in millions	2017			2016
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$234.6	$99.3	$333.9	$187.7	$89.9	$277.6
	70%	30%	100%	68%	32%	100%

Structured Finance	$103.4	$44.4	$147.8	$88.8	$41.7	$130.5
	70%	30%	100%	68%	32%	100%

Financial Institutions	$56.8	$62.2	$119.0	$31.1	$57.4	$88.5
	48%	52%	100%	35%	65%	100%

Public, Project and Infrastructure Finance	$80.9	$38.4	$119.3	$64.2	$39.0	$103.2
	68%	32%	100%	62%	38%	100%

MIS Other	$1.5	$3.2	$4.7	$2.7	$5.3	$8.0
	32%	68%	100%	34%	66%	100%

Total MIS	$477.2	$247.5	$724.7	$374.5	$233.3	$607.8
	66%	34%	100%	62%	38%	100%

Moody's Analytics	$107.7	$333.1	$440.8	$97.3	$237.0	$334.3
	24%	76%	100%	29%	71%	100%

Total Moody's Corporation	$584.9	$580.6	$1,165.5	$471.8	$470.3	$942.1
	50%	50%	100%	50%	50%	100%

	Year Ended December 31,
Amounts in millions	2017			2016
	Transaction	Relationship	Total	Transaction	Relationship	Total

Corporate Finance	$1,012.0	$380.7	$1,392.7	$765.5	$356.8	$1,122.3
	73%	27%	100%	68%	32%	100%

Structured Finance	$320.2	$175.3	$495.5	$269.4	$167.4	$436.8
	65%	35%	100%	62%	38%	100%

Financial Institutions	$194.7	$241.1	$435.8	$137.3	$231.6	$368.9
	45%	55%	100%	37%	63%	100%

Public, Project and Infrastructure Finance	$278.4	$152.9	$431.3	$257.9	$154.3	$412.2
	65%	35%	100%	63%	37%	100%

MIS Other	$2.5	$16.0	$18.5	$10.9	$19.7	$30.6
	14%	86%	100%	36%	64%	100%

Total MIS	$1,807.8	$966.0	$2,773.8	$1,441.0	$929.8	$2,370.8
	65%	35%	100%	61%	39%	100%

Moody's Analytics	$312.7	$1,117.6	$1,430.3	$314.0	$919.4	$1,233.4
	22%	78%	100%	25%	75%	100%

Total Moody's Corporation	$2,120.5	$2,083.6	$4,204.1	$1,755.0	$1,849.2	$3,604.2
	50%	50%	100%	49%	51%	100%

Adjusted Financial Measures

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such adjusted financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These adjusted measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these adjusted measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization, Acquisition-Related Expenses, restructuring and the Settlement Charge. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition related expenses from previous acquisitions were not material. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. The Settlement Charge is a material non-recurring event that is not expected to recur in the future at this magnitude. Management believes that the exclusion of depreciation and amortization, Acquisition-Related Expenses, restructuring and the Settlement Charge, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating income (loss)	$462.8	$(473.1)	$1,809.1	$638.7
Restructuring	-	-	-	12.0
Depreciation & amortization	49.9	32.9	158.3	126.7
Acquisition-Related Expenses	5.8	-	22.5	-
Settlement Charge	-	863.8	-	863.8
Adjusted operating income	$518.5	$423.6	$1,989.9	$1,641.2
Operating margin	39.7%	(50.2%)	43.0%	17.7%
Adjusted operating margin	44.5%	45.0%	47.3%	45.5%

Table 9 - Adjusted Operating Expenses

The Company presents adjusted operating expense because management deems this metric to be a useful additional measure of assessing period-to-period comparisons of the Company's operating expenses. Adjusted operating expenses excludes a settlement and restructuring charge.

	Three Months Ended				Year Ended
	December 31,				December 31,
	2017	2016	Change	Growth	2017	2016	Change	Growth
Total expenses	$702.7	$1,415.2	$(712.5)	(50%)	$2,395.0	$2,965.5	$(570.5)	(19%)
Restructuring charge	-	-	-		-	(12.0)	12.0
Settlement Charge	-	(863.8)	863.8		-	(863.8)	863.8
Adjusted operating expenses	$702.7	$551.4	$151.3	27%	$2,395.0	$2,089.7	$305.3	15%

Table 10 - Free Cash Flow

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital expenditures. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Year Ended
	December 31,
	2017	2016
Net cash flows from operating activities	$747.5	$1,259.2
Capital expenditures	(90.6)	(115.2)
Free cash flow	$656.9	$1,144.0
Net cash provided by (used in) investing activities	$(3,420.0)	$102.0
Net cash provided by (used in) financing activities	$1,607.2	$(1,042.9)

Table 11 - Organic Revenue and Growth Measures

The Company presents the organic revenue and growth for the MA segment and RD&A LOB because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth of the Company's MA segment and RD&A LOB excluding the revenue impacts from Bureau van Dijk, a material acquisition. The organic revenue and growth for MA in the twelve months ended December 31, 2017 also exclude two months of revenue from GGY, which was acquired in March 2016. The Company calculates organic revenue and growth by excluding from the fourth quarter and full year $62 million and $92 million, respectively, in revenue from Bureau van Dijk (which is net of a $22 million and $36 million reduction, respectively, to revenue due to a $52 million fair value adjustment, as part of acquisition accounting, to acquired deferred revenue) from the global MA revenue and RD&A revenue. Below is a reconciliation of the Company’s organic dollar revenue and growth rates:

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
Amounts in millions	2017	2016	Change	Growth	2017	2016	Change	Growth
MA revenue	$440.8	$334.3	$106.5	32%	$1,430.3	$1,233.4	$196.9	16%
GGY revenue	-	-	-		(6.0)	-	(6.0)
Bureau van Dijk revenue	(62.2)	-	(62.2)		(92.4)	-	(92.4)
Organic MA revenue	$378.6	$334.3	$44.3	13%	$1,331.9	$1,233.4	$98.5	8%

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
Amounts in millions	2017	2016	Change	Growth	2017	2016	Change	Growth
RD&A revenue	$258.0	$166.7	$91.3	55%	$832.7	$667.6	$165.1	25%
Bureau van Dijk revenue	(62.2)	-	(62.2)		(92.4)	-	(92.4)
Organic RD&A revenue	$195.8	$166.7	$29.1	17%	$740.3	$667.6	$72.7	11%

Table 12 - Adjusted Provision for Income Taxes and Effective Tax Rate Measures

The Company presents Adjusted Provision for Income Taxes and Adjusted Effective Tax Rate to exclude charges in the fourth quarter of 2017 relating to U.S. tax reform and changes in tax laws in Europe and the impact of the Settlement Charge in 2016. Management believes that the exclusion of these items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s effective tax rate from period to period and across companies.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
Amounts in millions	2017	2016	Change	2017	2016	Change
Income before provision for income taxes	$407.7	$(465.5)	$873.2	$1,786.8	$558.0	$1,228.8
Settlement Charge	-	863.8	(863.8)	-	863.8	(863.8)
Adjusted Income before provision for income taxes	407.7	398.3	9.4	1,786.8	1,421.8	365.0

Provision for income taxes	$379.2	$(40.0)	$419.2	$779.1	$282.2	$496.9
Transition tax related to U.S. tax reform(1)	(247.3)	-	(247.3)	(247.3)	-	(247.3)
Net Impact of U.S./European tax rate changes on deferred taxes(1)	1.7	-	1.7	1.7	-	1.7
Tax Impact on Settlement Charge	-	163.1	(163.1)	-	163.1	(163.1)
Total Impact	(245.6)	163.1	(408.7)	(245.6)	163.1	(408.7)
Adjusted Provision for income taxes	$133.6	$123.1	$10.5	$533.5	$445.3	$88.2

Effective tax rate-GAAP	93.0%	8.6%		43.6%	50.6%
Transition tax related to U.S. tax reform(1)	(60.6%)	-		(13.8%)	-
Net Impact of U.S./European tax rate change on deferred taxes(1)	0.4%	-		0.1%	-
Tax Impact on Settlement Charge		22.3%			(19.3%)
Total Impact	(60.2%)	22.3%		(13.7%)	(19.3%)
Effective tax rate adjusted	32.8%	30.9%		29.9%	31.3%

(1) The U.S. impacts are pursuant to the Tax Cuts and Jobs Act, which was enacted into law in December 2017 and the change in Europe relates to a lower prospective statutory tax rate in Belgium.

Table 13 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders

Beginning in the third quarter of 2017, the Company modified this adjusted measure to exclude the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Also, management believes that excluding acquisition-related amortization expense provides additional perspective when comparing operating results from period to period, and with both acquisitive and non-acquisitive peer companies.

Furthermore, U.S. tax reform as well as changes in tax laws in Europe were both enacted in the fourth quarter of 2017, resulting in significant adjustments to the tax provision. The Company modified the adjusted measures to exclude these adjustments to provide additional perspective when comparing net income and diluted EPS from period to period and across companies.

In addition to excluding acquisition-related amortization expense and the effects of U.S. tax reform as well as changes in the tax laws in Europe, current and prior-year adjusted net income and adjusted diluted earnings per share exclude the CCXI Gain, the Purchase Price Hedge Gain, Acquisition-Related Expenses, restructuring charges and the Settlement Charge. The Company excludes these items to provide additional perspective on the Company’s operating results from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods. Additionally, the Acquisition-Related Expenses are excluded due to the material nature of these expenses which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort relating to Bureau van Dijk. Acquisition-Related Expenses from previous acquisitions were not material.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount.

	Three Months Ended December 31,				Year Ended December 31,
Amounts in millions	2017		2016		2017		2016
Net income attributable to Moody's common shareholders		$25.5		$(428.6)		$1,000.6		$266.6
Transition tax related to U.S. tax reform		247.3		-		247.3		-
Net Impact of U.S./European tax change on deferred taxes		(1.7)				(1.7)
CCXI Gain		-		-		(59.7)		-
Pre-Tax Purchase Price Hedge Gain	$-		$-		$(111.1)		$-
Tax on Purchase Price Hedge Gain	-		-		38.8		-
Net Purchase Price Hedge Gain		-				(72.3)		-
Pre-Tax Acquisition-Related Expenses	$5.8		$-		$22.5		$-
Tax on Acquisition-Related Expenses	(2.0)		-		(3.6)		-
Net Acquisition-Related Expenses (1)		3.8		-		18.9		-
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$25.5		$8.7		$61.4		$34.2
Tax on Acquisition-Related Intangible Amortization Expenses	(6.3)		(2.5)		(16.2)		(9.8)
Net Acquisition-Related Intangible Amortization Expenses		19.2		6.2		45.2		24.4
FX gain on liquidation of a subsidiary		-		(34.8)		-		(34.8)
Pre-Tax Restructuring	-		-		-		12.0
Tax on Restructuring	-		-		-		(3.9)
Net Restructuring		-		-		-		8.1
Pre-Tax Settlement Charge	$-		$863.8		$-		$863.8
Tax on Settlement Charge	-		(163.1)		-		(163.1)
Net Settlement Charge		-		700.7		-		700.7
Adjusted net income attributable to Moody's common shareholders		$294.1		$243.5		$1,178.3		$965.0

(1) Certain Acquisition-Related Expenses are not deductible for tax.

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
Diluted EPS attributable to Moody's common shareholders - GAAP		$0.13		$(2.25)		$5.15		$1.36
Transition tax related to U.S. tax reform		1.27				1.28		-
Net Impact of U.S./European tax change on deferred taxes		(0.01)				(0.01)
CCXI Gain		-		-		(0.31)		-
Pre-Tax Purchase Price Hedge Gain	$-		$-		$(0.57)		$-
Tax on Purchase Price Hedge Gain	-		-		0.20		-
Net Purchase Price Hedge Gain				-		(0.37)		-
Pre-Tax Acquisition-Related Expenses	$0.03		$-		$0.12		$-
Tax on Acquisition-Related Expenses	(0.01)		-		(0.02)		-
Net Acquisition-Related Expenses (1)		0.02		-		0.10		-
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.13		$0.04		$0.32		$0.18
Tax on Acquisition-Related Intangible Amortization Expenses	(0.03)		(0.01)		(0.09)		(0.05)
Net Acquisition-Related Intangible Amortization Expenses		0.10		0.03		0.23		0.13
FX gain on liquidation of a subsidiary		-		(0.18)		-		(0.18)
Pre-Tax Restructuring	-		-		-		0.06
Tax on Restructuring	-		-		-		(0.02)
Net Restructuring		-		-		-		0.04
Pre-Tax Settlement Charge	$-		$4.47		$-		$4.42
Tax on Settlement Charge	-		(0.84)		-		(0.83)
Net Settlement Charge		-		3.63		-		3.59
Adjustment to include dilutive effect of equity compensation awards		-		0.03		-		-
Adjusted Diluted EPS attributable to Moody's common shareholders		$1.51		$1.26		$6.07		$4.94

(1) Certain Acquisition-Related Expenses are not deductible for tax.

Table 14 - 2018 Outlook

Moody’s outlook for 2018 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance, which is presented in the table below, assumes foreign currency translation at exchange rates as of January 31, 2018. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.42 to £1 and for the euro (€) of $1.25 to €1.

Full Year 2018 Moody's Corporation Guidance as of February 9, 2018
MOODY'S CORPORATION
Revenue	increase in the low-double-digit percent range
Operating expenses	increase in the low-double-digit percent range
Depreciation & amortization	approximately $200 million
Operating margin	43% - 44%
Adjusted operating margin(1)	approximately 48%
Effective tax rate	22% - 23%
Diluted EPS	$7.20 to $7.40
Adjusted diluted EPS(1)	$7.65 to $7.85
Capital expenditures	approximately $120 million
Operating cash flow	approximately $1.7 billion
Free cash flow(1)	approximately $1.6 billion
Share repurchases	approximately $200 million (subject to available cash, market conditions and other ongoing capital allocation decisions)

Full Year 2018 Moody's Corporation Guidance as of February 9, 2018
MIS
MIS global	increase in the mid-single-digit percent range
MIS U.S.	increase in the low-single-digit percent range
MIS non-U.S.	increase in the high-single-digit percent range
CFG	increase in the high-single-digit percent range
SFG	increase in the mid-single-digit percent range
FIG	increase in the mid-single-digit percent range
PPIF	decrease in the low-single-digit percent range

MA
MA global(2)	increase in the mid-twenties percent range
MA U.S.	increase in the low-double-digit percent range
MA non-U.S.	increase in the mid-thirties percent range
RD&A(2)	increase approximately 40%
ERS	increase in the low-single-digit percent range
PS	increase in the high-single-digit percent range
(1) These metrics are adjusted measures. See below for a reconciliation of these measures to their comparable GAAP measure.
(2) Organic MA global revenue is expected to increase in the low-double-digit percent range and organic RD&A revenue is expected to increase in the mid-teens percent range.

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended
December 31, 2018
Operating margin guidance	43% - 44%
Depreciation and amortization	Approximately 4.0%
Acquisition-Related Expenses	Approximately 0.5%
Adjusted operating margin guidance	Approximately 48%

Projected for the Year Ended
December 31, 2018
Operating cash flow guidance	Approximately $1.7 billion
Less: Capital expenditures	Approximately $120 million
Free cash flow guidance	Approximately $1.6 billion

Projected for the Year Ended
December 31, 2018
MA global revenue	Increase in the mid-twenties percent range
Partial year impact of Bureau van Dijk
Organic MA global revenue	Increase in the low-double-digit percent range

Projected for the Year Ended
December 31, 2018
RD&A revenue	Increase approximately 40%
Partial year impact of Bureau van Dijk
Organic RD&A revenue	Increase in the mid-teens percent range

Projected for the Year Ended
December 31, 2018
Diluted EPS	$7.20 to $7.40
Acquisition-related intangibles	Approximately $0.40
Acquisition-Related Expenses	Approximately $0.05
Adjusted diluted EPS	$7.65 to $7.85

CONTACT:
Stephen Maire
Global Head of Investor Relations and Communications
212.553.7424
stephen.maire@moodys.com
or
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com